FINDERS AGREEMENT

This Finders Fee Agreement ("Agreement") is made between Craig Kaufman (CK) and the undersigned ("Client") as of the 28th day of June, 2001.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Client Acknowledgements. Client acknowledges that CK intends to introduce Client to other third parties who are contacts, associates, sources, affiliates and otherwise of or related to CK (such third parties being referred to herein as "CK Contacts"). Client acknowledges that it desires to meet and be introduced to CK Contacts for the purpose of facilitating and/or consummating one or more business transactions, which may include, but shall not be limited to, one or more of the following: (a) a dedication of goods or services, (b) an exchnage of goods and services, (c) a sale of goods or services, (d) a purchase of goods or services, (e) a lease of goods or services, (f) sale or lerger or joint venture of Clients company and or services, (g) any other business combination (any of the foregoing being transferred to herein as a "transaction").

2. Non-Circumvention. As an inducement for, and in consideration of, CK introducing Client to CK Contact, Client covenants and agrees as follows:

     (a) Client shall not, except by, through, including or otherwise with the express prior written consent of CK, either directly or indirectly by or through any other person, entity or affiliate, as an owner, partner, employee or independent contractor, or otherwise, and it shall not permit any of its directors, officers, employees or agents (including those persons who after the date hereof become former employees or former agents), to (i) consummate any transaction, or enter into an option or other agreement to consummate a transaction, whether written, or enter into an option or other agreement to consummate a transaction, whether written or oral, or (ii) enter into, facilitate, initiate, participate or engage in any bilateral or multi-party negotiations involving itself, its affiliates, directors, officers, employees, or agents concerning any transaction or the subject matter of this Agreement which is prohibited, or (iii) otherwise in any manner whatsoever attempt to circumvent the objectives of this Agreement.

     (b) Client keep and hold in strict confidence and shall not disclose to any third party or use in any way (other than as contemplated by this Agreement) any propriety and confidential information of CK, including without limitation, the identity of an Introducing Party for so long a period as is permitted by applicable law. Client hereby agrees to indemnify and hold CK harmless from and against any and all demands, claims, actions, causes of action, liabilities, cost and expenses resulting from the disclosure by Client, its agents Affiliates or employees to any third party of the confidential and proprietary information of CK in connection with and in violation of this Agreement. Client recognizes that certain breaches of this

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          Agreement will cause CK irreparable harm and damage for which CK cannot be adequately compensated at law and, thus in addition to any and all remedies which may be provided by law, CK shall have the right to restrain the breach of any provision of this Agreement and to obtain an injunction against any further breach.

     (c) Client agrees that the identity of any and all CK contact is the exclusive, proprietary property of CK. The covenants and agreements of Client set forth in this paragraph shall inure to the benefit of CK, its affiliated, successors and assigns forever.

3. Finder's Fee. In consideration for services rendered hereunder, agrees to compensate CK as follows: (a) Client agrees to pay CK 125,000 shares of the corporations freely traded common stock. Such shares may be paid via S-8. Such shares shall be transferred to CK within three (3) weeks of the signing of this Agreement. Shares shall be fully paid and nonassesable. It is understood that a S-8 registration is being contemplated and these shares shall be included in said registration and these shares shall be registered at the expenses of the Corporation (b) Client shall pay to CK ten percent (10%) of the gross value of a transaction (the finders fee). The finders fee shall be due and payable immediately upon consummation of the transaction. The finders fee may be paid to CK in the form of shares of stock or other securities transferred to CK, cash, or by transfer of like-find property or other assets, having equivalent value, as determined by CK in its discretion. In the event CK accepts securities as consideration hereunder, such securities shall be transferred to CK free and clear of any and all liens, claims, security interests and other encumbrances. (c) The gross value of the transaction, for purposes, hereof, shall be that value which is stated and agreed upon by the parties thereto, provided, that such value is not less than fair market value. In the event that no specific gross value is stated, or in further event that the gross value is stated is deemed by CK to be unreasonably low or below fair market value, the gross value of the subject transaction shall be conclusively deemed to be the full market value if all goods, services, and other benefits received, acquired and/or injuring to the client, (d) It is understood that when and if Client or any affiliate of Client, or any person acting in conjunction with ore under the direction of Client, directly or indirectly, purchases or sells, or acquires by trade, barter or exchange, goods or services or acquires any rights or interest therein at any time during or after the term of this Agreement, for a period of three
     (3) years following termination of this Agreement as a result of or in connection with any transaction identified, or any introduction or contact made then CK shall be entitled to the above corresponding finders fee.

4. Indemnification. Client shall indemnify, save and keep CK and its affiliates successors and assigns, forever harmless against and from all liability demands, claims, actions or cause of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorney's fees, sustained or incurred by CK, its affiliates, successors and assigns as a result of, or arising out of, or by virtue of, any (i) breach of any representation, warranty, covenant, agreement or obligation of Client or its affiliates

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     herein, and (ii) act or omission by or of Client or any of its affiliates.

5. Entire Agreement. This Agreement constitutes the entire agreement between the parties ----------------- with respect to the subject matter hereof. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

6. Term of Agreement. The term of this Agreement shall be five (5) months, commencing on the date herein above, and terminating on the first anniversary of such date. Clients obligations as set forth in this Agreement shall survive the termination of this Agreement.

7. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement shall not be effective unless it is in writing and signed by an authorized representative of the waiving party.

8. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not effect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

9. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida applicable to contracts, made in that State. The parties submit to a proper court of competent jurisdiction located in the State of Florida, in the event of any dispute arising between the parties hereunder.

10. Prevailing Party. In the event that CK takes legal action to enforce its rights hereunder, CK shall be entitled to recover and Client agrees to pay CK's reasonable attorney's fee and expenses in addition all other rights and remedies of CK in connection with such enforcement action.

11. Binding Effect; Benefit. (a) This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement.

     (b) Notwithstanding anything contained herein to the contrary, Client shall cause the terms and provisions of this Agreement to be binding upon its shareholders, members, officers, directors, partners, employees and any of its/their associates and affiliates acting in any capacity, whether jointly or alone, or together with or as agent for any person, form, company, corporation, partnership, association or other entity whatsoever, whether directly or indirectly.

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12.  Limitation of Representations of CK Relationship of Parties. CK makes no representation or warranties to Client and all such representations and warranties, whether expressed or implied, are hereby disclaimed. Other than to use reasonable efforts to make introductions and contacts on behalf of Client, CK shall have no obligations or duties to Client and thus shall have no liability to Client. Client acknowledges that CK is not, and pssesses no license or permit to be, a broker, broker-dealer, investment advisor, market- maker or other similar agent, as such terms are defined by the regulations promulgated by the Securities and Exchange Commission. CK's relationship to Client and affiliates of Client shall be as independent contractors, only as set forth herein and nothing contained herein shall make or constitute either party as an agent, broker, licensor, partner, joint venture, franchisor or franchisee, or employee or employer, one with the other.

13. Definition of Affiliate. For the purpose hereof, "affiliate" shall mean with respect to any person or entity, any other person, corporation, partnership, trust or other entity that directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control with, such person or entity. Client shall use reasonable efforts to procure written acknowledgments from each of the foregoing stating that they join in and agree to be personally bound by the terms of this Agreement as set forth in this paragraph. Client shall provide written evidence of the acknowledgment to CK or its nominee upon request.

14. Fascimile. For purpose of negotiating and finalizing this Agreement any signature arriving from Client transmitted via fascimile (fax) machine shall be considered for these purposes an original signature and shall have the same binding legal effect as an original document and the use of a fax machine as a defense to this Agreement shall be forever waived to such defense.

IN WITNESS WHEREOF, the parties have executed this Finders Fee Agreement on this first above written.

Client: Roanoke Technology Corp.                            Craig Kaufman

By: /s/ David Smith (David Smith)                   By: /s/ Craig Kaufman
    ----------------------------                    ---------------------

its CEO
       Address:   539 Becker Drive                Address: 9858 Glades Rd. #231
                  ----------------                -----------------------------
                  Roanoke Rapids, N.C. 27870      Boca Raton, Florida 33434
                  --------------------------      -------------------------

Phone:    252-537-9222                              Phone:   561-558-9375
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Fax:      252-537-3125                              Fax:     561-558-9377
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                                 FINAL ADDENDUM

6/28/01

PURSUANT TO OUR AGREEMENT DATED JUNE 28, 2001 THE FOLLOWING CHANGES ARE AGREED UPON AND/OR CLARIFIED BY BOTH PARTIES:

*THIS IS NON EXCLUSIVE AGREEMENT (#2A)

* COMPENSATION OTHER THAN LIKE KIND SHALL BE
DISCUSSED AND AGREED UPON BY BOTH PARTIES PRIOR TO
 ALLOWING A TRANSACTION TO BE CONSUMMATED (#3B)

* CK SHALL NOT SELL MORE THAN 65,000 SHARES WITHIN 60
DAYS OF SIGNING THIS AGREEMENT OF THE 125,000 IR IS TO
RECEIVE (#3A)

* CK WILL HAVE NO SELLING/RESTRICTIONS ON THE COMMISSIONS IT RECEIVED FROM ROANOKE TECHNOLOGY CORP.

* CK MAY EXTEND ITS SERVICES TO INCLUDE OTHER VARIOUS GENERAL CONSULTING SERVICES AND MAY REQUEST AND RECEIVE ADDITIONAL COMPENSATION IN THE WAY OF FREE TRADING SHARES FROM CLIENT. SUCH SERVICES AND COMPENSATION TO BE DISCUSSED PRIOR TO.

* THIS AGREEMENT GOES INTO EFFECT IMMEDIATELY UPON SIGNING OF THIS AGREEMENT, HOWEVER, THE FREE TRADING SHARES WILL BE REGISTERED WITH THE NEXT 30 DAYS.

/s/ David Smith                             /s/ Craig Kaufman
DAVID SMITH                                 CRAIG KAUFMAN
CEO/PRESIDENT